EXHIBIT 99.1

Team, Inc. Reports Third Quarter Results

SUGAR LAND, Texas, April 2, 2013 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced financial results for its fiscal year 2013 third quarter ending February 28, 2013. Team reported an adjusted loss of $0.01 per diluted share versus adjusted earnings of $0.10 per diluted share in the third quarter of the prior year. Revenues for the third quarter were $151.0 million compared to revenues of $136.5 million for the prior year quarter.  Adjusted net loss attributable to shareholders was $0.2 million, compared to adjusted net income available to shareholders of $2.0 million in the prior year quarter. The adjusted loss for the quarter excludes a $0.6 million pre-tax, non-routine charge associated with the Venezuelan currency devaluation announced by the government of Venezuela in February 2013. Including this charge, the loss in accordance with generally accepted accounting principles was $0.03 per diluted share and the net loss attributable to shareholders was $0.5 million.

For the fiscal year to date, adjusted earnings were $1.01 per diluted share versus adjusted earnings of $0.95 per diluted share in the first nine months of fiscal 2012. Year to date revenues were $513.1 million compared to $435.9 million in the prior year to date period and adjusted net income available to shareholders was $21.3 million versus adjusted net income available to shareholders of $19.6 million in the first nine months of fiscal 2012.

"In spite of the disappointing results for our third quarter announced on March 14, 2013, we remain on a pace for another record year in fiscal year 2013," said Phil Hawk, Team's Chairman and Chief Executive Officer. "While revenues declined in Canada and Europe for the reasons discussed in our pre-announcement conference call, we still achieved overall revenue growth of nearly 11% in the quarter. We remain confident in our business outlook and the overall strength of our end markets," said Hawk.

Highlights and Other Financial Data for Third Quarter

  Total revenue growth rates of 11% for the quarter and 18% year to date.
  Organic revenue growth rates of 8% for the quarter and 14% year to date.
  Inspection and assessment revenues up 25% for the quarter and 35% year to date.
  Operating income was 7.1% of revenue for the year to date.
  Adjusted EBITDA of $6.3 million (4.2% of revenue) for the quarter and $53.9 million (10.5% of revenue) year to date.
  Capital expenditures were $6 million for the quarter and $19 million year to date.
  Net debt (total debt less cash) was $53 million at the end of the quarter.
  Net debt to trailing twelve month adjusted EBITDA was .6 to 1.

Fiscal Year 2013 Earnings and Revenue Guidance

On March 14, 2013, Team announced that it lowered its full year earnings guidance for fiscal year 2013 to a range of $1.70 to $1.85 per diluted share and that full fiscal year revenues are expected to be $705 million to $720 million.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, April 3, 2013 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 877-280-4957 and use conference code 86751696 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28 (29),		February 28 (29),
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 150,975	$ 136,523	$ 513,115	$ 435,889
Operating expenses	112,084	99,920	362,224	304,393
Gross margin	38,891	36,603	150,891	131,496

Selling, general and administrative expenses	38,278	33,210	115,280	100,116
Earnings from unconsolidated affiliates	(4)	63	862	911
Operating income	609	3,456	36,473	32,291

Foreign currency loss (gain)	729	(90)	917	74
Interest expense, net	743	619	2,019	1,769
Earnings before income taxes	(863)	2,927	33,537	30,448

Provision for income taxes	(319)	946	12,409	11,266
Net income	(544)	1,981	21,128	19,182

Less: Income attributable to non-controlling interest	(9)	(30)	166	35
Net income available to common shareholders	$ (535)	$ 2,011	$ 20,962	$ 19,147

Earnings per common share:
Basic	$ (0.03)	$ 0.10	$ 1.04	$ 0.98
Diluted	$ (0.03)	$ 0.10	$ 0.99	$ 0.93

Weighted average number of shares outstanding:
Basic	20,387	19,733	20,104	19,610
Diluted	21,311	20,728	21,078	20,600

Divisional revenues:
TCM	$ 91,446	$ 76,591	$ 312,104	$ 244,600
TMS	59,529	59,932	201,011	191,289
	$ 150,975	$ 136,523	$ 513,115	$ 435,889

Adjusted Net income:
Net income available to common shareholders	$ (535)	$ 2,011	$ 20,962	$ 19,147
Venezuelan currency devaluation	597	--	597
Legal settlement	--	--	--	800
Tax impact of adjustments	(221)	--	(221)	(300)
Adjusted Net income	$ (159)	$ 2,011	$ 21,338	$ 19,647

Adjusted Net income per common share:
Basic	$ (0.01)	$ 0.10	$ 1.06	$ 1.00
Diluted	$ (0.01)	$ 0.10	$ 1.01	$ 0.95

Adjusted EBITDA:
Operating income ("EBIT")	$ 609	$ 3,456	$ 36,473	$ 32,291
Legal settlement	--	--	--	800
Adjusted EBIT	609	3,456	36,473	33,091
Depreciation and amortization	4,800	4,578	14,454	12,913
Non-cash share-based compensation costs	902	898	3,022	3,518
Adjusted EBITDA	$ 6,311	$ 8,932	$ 53,949	$ 49,522

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
FEBRUARY 28, 2013 AND MAY 31, 2012
(in thousands)

	February 28,	May 31,
	2013	2012
	(unaudited)

Current assets	$ 234,098	$ 218,675

Property, plant and equipment, net	72,503	62,041

Other non-current assets	140,536	123,072

Total assets	$ 447,137	$ 403,788

Current liabilities	$ 55,243	$ 61,656

Long term debt net of current maturities	89,063	85,872

Other non-current liabilities	22,224	11,259

Stockholders' equity	280,607	245,001

Total liabilities and stockholders' equity	$ 447,137	$ 403,788
CONTACT: Ted W. Owen
         (281) 331-6154